Press Release

Israel Technology Acquisition Corp.
Announces Agreement Entered Into by IXI Mobile
May 29, 2007

NEW YORK -- (BUSINESS WIRE) - Israel Technology Acquisition Corp. (OTCBB: ISLTU; OTCBB: ISLT; OTCBB: ISLTW; “ITAC”) announced today that IXI Mobile, Inc. (“IXI”), the company with which it is seeking to consummate a business combination, entered into an amendment to an agreement, through its wholly owned subsidiary, IXI Mobile (R&D) Ltd., with an existing major instant messaging provider. The original agreement, which would have expired in November 2007, required a minimum fee commitment from IXI of $7,980,000 through September 2007. The new agreement will now expire in September 2009 and will replace the former minimum commitment with a new minimum fee commitment of only $2,805,000 through September 2009.

About Israel Technology Acquisition Corp.

ITAC is a blank check company organized as a corporation under the laws of the State of Delaware on February 22, 2005. It was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. On July 19, 2005, it consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $33,965,000, including proceeds from the exercise of the underwriters ’ over-allotment option. Approximately $32,955,360 of the net proceeds of the initial public offering were placed in a trust account upon consummation of the initial public offering. Such funds, with the interest earned thereon, will be released to ITAC upon consummation of the merger, less any amount payable to ITAC’s stockholders who properly exercise their conversion rights.

About IXI Mobile, Inc.

Headquartered in Redwood City, CA, IXI offers solutions that bring innovative voice and data mobile messaging devices and services to the mass market. IX’s Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. IXI provides a turn-key solution to mobile operators and Internet service providers around the world to launch and support Ogo products. For more information on IXI, please visit www.ixi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ITAC’s and IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Contacts

Israel Technology Acquisition Corp.
Israel Frieder, 972-3-532-5918
Chief Executive Officer